BOND DELIVERY AGREEMENT

BETWEEN

NORTHWESTERN CORPORATION

AND

U.S. BANK NATIONAL ASSOCIATION,

As TRUSTEE

Dated as of August 1, 2016

City of Forsyth, Rosebud County, Montana,
Pollution Control Revenue Refunding Bonds (Northwestern Corporation Colstrip Project)
Series 2016

THIS AGREEMENT, made and entered into as of August 1, 2016 (the “Agreement”), by and between NorthWestern Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Company”), and U.S. Bank National Association, a national banking association, as trustee (the “Trustee”) under the Indenture of Trust, dated as of August 1, 2016 (the “Indenture”), from the City of Forsyth, Rosebud County, Montana, a municipal corporation and political subdivision organized and existing under the constitution and laws of the State of Montana (the “Issuer”), to the Trustee, under which the Issuer’s Pollution Control Revenue Refunding Bonds (Northwestern Corporation Colstrip Project) Series 2016 (the “Bonds”) are authorized for issuance;

WITNESSETH:

WHEREAS, the Issuer intends to issue the Bonds in an aggregate principal amount of $144,660,000; and

WHEREAS, the Bonds are to be issued under and pursuant to the Indenture; and

WHEREAS, pursuant to a Loan Agreement, dated as of August 1, 2016 (the “Loan Agreement”), between the Company and the Issuer, the proceeds to be derived from the issuance of the Bonds are to be loaned to the Company to be applied to refund a portion of the outstanding bonds of the Issuer, which were issued to refinance The Montana Power Company’s (predecessor in interest to the Company) share of the cost of the construction of certain pollution control facilities for the benefit of The Montana Power Company, and the Company is obligated to make certain payments to repay such loan; and

WHEREAS, the Company is desirous that the Issuer issue the Bonds and apply the proceeds as aforesaid;

NOW, THEREFORE, in consideration of these premises and to evidence and to provide for the payment of certain obligations of the Company under the Loan Agreement, the Company does hereby covenant and agree with the Trustee as follows:

ARTICLE 1
DEFINITIONS
The terms defined in Article I of the Indenture shall, for all purposes of this Agreement, have the meanings specified therein, unless the context clearly requires otherwise.
ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
SECTION 1.1.     The Company hereby represents and warrants that:
(a)    it is a corporation organized and existing under the laws of the State of Delaware, is not in violation of any provision of its articles of incorporation, as amended,

or its by-laws, has the power to enter into this Agreement and has duly authorized the execution and delivery of this Agreement by proper corporate action; and neither this Agreement nor the obligations on its part herein contained contravene or constitute a default under any agreement, instrument or indenture or any provision of its articles of incorporation, as amended, or its by-laws or any requirement of law; and
(b)    the First Mortgage Bonds are duly and validly authorized, authenticated, issued and delivered; constitute valid and binding obligations of the Company, entitled to the benefits as provided by the Mortgage; and conform to the requirements set forth in clauses (i) through (iv) of Section 3.1(a) hereof.
ARTICLE 3
DELIVERY OF THE FIRST MORTGAGE BONDS;
RIGHTS AND DUTIES OF THE TRUSTEE
SECTION 3.1.
(a)    Delivery and Receipt. Concurrently with the issuance and delivery by the Issuer of the Bonds, the Company has issued and delivered, or caused to be delivered, to the Trustee to hold in trust for the benefit of the Owners of the Bonds, but subject to the terms and conditions of this Agreement, $144,660,000 in principal amount of the First Mortgage Bonds, (i) maturing on the same date as the Bonds, (ii) bearing interest at the same rate and payable at the same times as the Bonds, (iii) containing redemption provisions correlative to Section 3.01 of the Indenture, and (iv) registered in the name of the Trustee or, subject to Section 6.11 of the Indenture, its nominee. The Trustee, for the benefit of the Owners from time to time of the Bonds, hereby acknowledges receipt of the First Mortgage Bonds and accepts the trusts imposed upon it by this Agreement.
(b)    Circumstances under which the Company’s Obligation to Pay Discharged. To provide for the payment of the obligations of the Company under Section 4.04 and 9.01 of the Loan Agreement, the Company has delivered the First Mortgage Bonds to the Trustee. The obligation of the Company to make payments with respect to the principal of and interest on the First Mortgage Bonds shall be fully or partially, as the case may be, satisfied and discharged to the extent that, at the time that any such payment shall be due, there shall be in the Bond Fund sufficient available funds to fully or partially pay the then due principal of and interest on the Bonds.
(c)    Surrender by Trustee. At the time any of the Bonds cease to be outstanding (other than by reason of the applicability of clause (c) in the definition of Outstanding contained in the Indenture), the Trustee shall surrender to the Mortgage Trustee for cancellation a corresponding principal amount of First Mortgage Bonds.
(d)    Non-Payment; Redemption. In the event that, after giving effect to the provisions of Section 3.1(b) hereof, a payment on the First Mortgage Bonds shall have become due and payable and shall not have been fully paid, the Trustee shall forthwith give notice thereof to the Mortgage Trustee specifying the amount of such payment and the amount not paid. In the event that any Bonds are to be redeemed pursuant to Section

3.01 of the Indenture, the Trustee shall, forthwith upon being given notice of such redemption, give notice thereof to the Mortgage Trustee stating that (i) Bonds are to be redeemed pursuant to Section 3.01 of the Indenture and the principal and amount to be redeemed and the redemption date therefor, (ii) First Mortgage Bonds of like principal amount are to be redeemed on the same date, and (iii) the Trustee, as holder of the First Mortgage Bonds, waives notice of such redemption of the First Mortgage Bonds. Any such notice given by the Trustee shall be signed by its President, a Vice President or a Trust Officer thereof. The Trustee shall incur no liability for failure to give any such notice and such failure shall have no effect on the obligations of the Company, on the Bonds or on the rights of the Trustee or of the Owners of the Bonds.
SECTION 3.2.     Rights and Duties of Trustee. The First Mortgage Bonds have been delivered by the Company, and accepted by the Trustee, for the benefit of the Owners from time to time of the Bonds, upon and subject to the following terms and conditions:
(a)    Trustee to Exercise Rights of First Mortgage Bondholders. The Trustee shall, in the manner and upon the terms and conditions provided in the Indenture, including, without limitation, Section 6.11 thereof, and in the manner provided herein, be entitled to exercise all of the rights and enforce all of the remedies of an owner of the Company’s first mortgage bonds, including, without limitation, the right to receive payments of the principal of and interest on the First Mortgage Bonds.
(b)    Voting of First Mortgage Bonds. The Trustee shall, as the holder of the First Mortgage Bonds, attend such meeting or meetings of bondholders under the Mortgage or, at its option, deliver its proxy in connection therewith, as related to matters with respect to which it is entitled to vote or consent. So long as no Event of Default under the Indenture shall have occurred and be continuing, either at any such meeting or meetings, or otherwise when the consent of the holders of the Company’s First Mortgage Bonds is sought without a meeting, the Trustee shall vote as the holder of the First Mortgage Bonds, or shall consent with respect thereto (a) in favor of any amendment or modification of the Mortgage proposed by the Company of substantially the same tenor as those set forth in Exhibit A hereto, (b) in favor of any amendments to or modifications of the Mortgage of substantially the same tenor as those set forth in Section 11.02 of the Indenture for amendments to the Indenture as if Section 11.02 of the Indenture were incorporated, mutatis mutandis, in this Agreement; provided, however, that, for purposes of this Agreement, all references in Section 11.02 to the Issuer shall be deemed to refer to the Company and with other correlative changes, and (c) with respect to any other amendments to, modifications of, or other matters relating to, the Mortgage, proportionately with the vote or consent of the holders of all other first mortgage bonds of the Company then outstanding under the Mortgage the holders of which are eligible to vote or consent, as indicated in a Bondholder’s Certificate (as hereinafter defined) delivered to the Trustee; provided, however, that the Trustee shall not vote as such holder in favor of, or give its consent to, any amendment or modification of the Mortgage which, if it were an amendment or modification of the Indenture, would require the approval of the Owners of the Bonds, without the prior consent and approval, obtained in the manner prescribed in Section 11.03 of the Indenture, of Owners of Bonds which would be required under Section 11.03 of the Indenture for such an amendment or modification of the Indenture as well as such other approvals and conditions as are stated in Section 11.03 of the Indenture. “Bondholder’s Certificate” means a certificate signed by the temporary chairman, the temporary secretary, the permanent chairman, the permanent secretary, or an inspector of votes at any meeting or meetings of bondholders under the Mortgage, or by the Mortgage Trustee in the case of consents of such bondholders which are sought without a meeting, which states what the signer thereof reasonably believes will be the proportionate votes or consents of the holders of all first mortgage bonds (other than the First Mortgage Bonds) outstanding under the Mortgage and counted for the purposes of determining whether such bondholders have approved or consented to the matter put before them. Any action taken by the Trustee in accordance with the provisions of this Section 3.2(b) shall be binding upon the Issuer and the Owners of Bonds.
(c)    No Transfer of First Mortgage Bonds; Exception. Except as required to effect an assignment to a successor trustee, the Trustee shall not sell, assign or transfer First Mortgage Bonds held by it. In order to carry out the requirements of this Section 3.2 (c), the Company may take such actions as it shall deem to be desirable, including the placing of a legend on each First Mortgage Bond in substantially the following form:
“This Bond is not transferable except as required to effect transfer to any successor trustee under the Indenture of Trust, dated as of August 1, 2016, as it may be amended and supplemented, between the City of Forsyth, Rosebud County, Montana, and U.S. Bank National Association, as Trustee.”,
and the issuance of stop transfer instructions to the Mortgage Trustee and any transfer agent under the Mortgage.
(d)    First Mortgage Bonds in Temporary Form. The First Mortgage Bonds have been delivered hereunder in temporary form. Any transfer or exchange of First Mortgage Bonds will be made with bonds in temporary form.
(e)    Disposition of Proceeds Derived from First Mortgage Bonds. The Trustee, upon receiving or collecting moneys on the First Mortgage Bonds, whether upon the payment of interest on, or upon the redemption or maturity of, the First Mortgage Bonds or otherwise, shall deposit such moneys in the Bond Fund of the Indenture.
ARTICLE 4
MISCELLANEOUS
SECTION 4.1.     Term. This Agreement shall remain in full force and effect until the entire principal of and interest on the Bonds shall have been paid or provided for.
SECTION 4.2.     Further Company Acts. The Company shall do such further lawful acts and things, and execute and deliver such additional conveyances, assignments, assurances, agreements, financing statements and instruments, as the Trustee may at any time reasonably request in connection with the administration and enforcement of this Agreement or relative to the First Mortgage Bonds or any part thereof, or in order to better assign, assure and confirm to the Trustee the rights, remedies, powers and privileges of the Trustee hereunder, or for carrying out the intentions and facilitating the performance of the terms of this Agreement.
SECTION 4.3.     Parties in Interest. This Agreement is entered into by the Company for the benefit of the Trustee and any successor trustee or successor trustees and their respective successors and assigns under the Indenture and the Owners from time to time of the Bonds outstanding, all of whom shall be entitled to enforce performance and observance of this Agreement to the same extent as if they were parties signatory hereto.
SECTION 4.4.     Company to Pay Costs and Expenses. The Company shall pay all reasonable fees, costs and expenses of the Trustee in connection with the performance and enforcement of this Agreement for which the Trustee has not otherwise received reimbursement.
SECTION 4.5.     Amendments. This Agreement may be amended or supplemented in the same manner and upon the same conditions as set forth in Section 11.03 of the Indenture for amendments to the Indenture as if Section 11.03 of the Indenture were incorporated, mutatis mutandis, in this Agreement; provided, however, that, for purposes of this Agreement, all references in Section 11.03 of the Indenture to the Issuer shall be deemed to refer to the Company and all references to the Company shall be deemed to refer to the Issuer.
SECTION 4.6.     Notices. All notices and other communications hereunder shall be in writing and shall be sufficiently given and shall be deemed given when mailed by registered mail, postage prepaid, addressed as follows: if to the Company, 3010 West 69th Street, Sioux Falls, South Dakota 57108; if to the Trustee, at such address as shall be designated by it in the Indenture. Any of the foregoing may, by notice given hereunder, designate any further or different addresses to which subsequent notices, certificates, requests or other communications shall be sent.
SECTION 4.7.     Counterparts. This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall be an original; but such counterparts shall together constitute but one and the same Agreement.
SECTION 4.8.     Severability. In case any one or more provisions of this Agreement shall, for any reason, be held illegal or invalid, such illegality or invalidity shall not affect any other provisions hereof, and this Agreement shall be construed and enforced as if such illegal or invalid provisions had not been contained herein.
SECTION 4.9.     Governing Law. The laws of the State of Montana shall govern the construction and enforcement of this Agreement.

[signatures on next page]

IN WITNESS WHEREOF, the Company and the Trustee have caused this Agreement to be executed in their respective corporate names, all as of the date first above written.

NORTHWESTERN CORPORATION

By /s/ Brian B. Bird
Brian B. Bird
Vice President and Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By /s/ Gretchen L. Middents

Gretchen L. Middents
Vice President

EXHIBIT A

MODIFICATIONS TO NORTHWESTERN CORPORATION’S MORTGAGE

1.    The modification of the last paragraph of Section 2 of the Company’s Mortgage to read as follows:

“The term ‘Daily Newspaper’ shall mean a newspaper usually published at least five days a week”

2.    The modification of the first paragraph of Section 3 of the Company’s Mortgage to read as follows:

“The term ‘Resolution’ shall mean a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors of the Company, or by any duly authorized committee consisting of one or more persons, who need not be members of the Board of Directors, and to be in full force and effect on the date certified.”

3.    The modification of the third paragraph of Section 3 of the Company’s Mortgage to read as follows:

“The term “Officer’s Certificate” shall mean a certificate signed by the Chief Executive Officer, the President, a Vice-President, the Treasurer, an Assistant Treasurer of the Company or any other duly authorized person.”

4.    The modification of the Company’s Mortgage to replace the phrase “Officers’ Certificate” with the phrase “Officer’s Certificate” wherever the phrase “Officers’ Certificate” appears in the Mortgage.

5.    The modification of the fourth paragraph of Section 3 of the Company’s Mortgage to delete the phrase “appointed by the Board of Directors of the Company” from the third and fourth lines thereof; to add in its place the phrase, “whose appointment shall be evidenced by a Resolution”; and to add the following phrase in the eighth line thereof immediately after the word “hereof”:

“or clause (b) of subdivision (2) of Section 60 (II) hereof”

6.    The modification of the sixth paragraph of Section 3 of the Company’s Mortgage to delete the phrase “appointed by the Board of Directors of the Company” from the third and fourth lines thereof and to add in its place the phrase, “whose appointment shall be evidenced by a Resolution”.

7.    The modification of the seventh paragraph of Section 3 of the Company’s Mortgage to delete the phrase “appointed by the Board of Directors of the Company” from the third line thereof and to add in its place the phrase, “whose appointment shall be evidenced by a Resolution”.

8.    The modification of Section 4(I) of the Company’s Mortgage to read as follows:

Section 4.    (I)    The term “Property Additions” shall mean plants, lines, pipes, mains, cables, machinery, boilers, transmission lines, Space Satellites (as hereinafter defined), pipe lines, distribution systems, service systems and supply systems, Fuel Transportation Facilities (as hereinafter defined), and other property, real or personal, and improvements, extensions, additions, renewals or replacements, acquired by the Company by purchase, consolidation, merger, donation, construction, erection or in any other way whatsoever, subsequent to July 31, 1945, or in the process of construction or erection insofar as actually constructed or erected subsequent to July 31, 1945, and used or useful or to be used in or in connection with the business of generating, manufacturing, developing, extracting, producing, transmitting, transporting, distributing, storing or supplying energy or fuel in any form, including, without limitation, electricity or gas for light, heat, power, refrigeration or other purposes, or of generating, manufacturing, producing, transmitting, transporting, distributing or supplying water for domestic or public use or consumption for drinking, power, heat or other purposes or steam for power, heat or other purposes. The term “Property Additions” shall not, however, include (1) any shares of stock, bonds, notes or other obligations or other securities or contracts, leases, or operating agreements, bills, notes, accounts receivable or choses in action, or (2) except as herein otherwise specifically provided, going value, good will, franchises or governmental permits or licenses granted to or acquired by the Company, as such, separate and distinct from the property operated thereunder or in connection therewith or incident thereto, or (3) any merchandise, equipment, apparatus, materials or supplies held for the purposes of sale or other disposition in the usual course of business; fuel, oil or similar materials or supplies consumable in the operation of any of the properties of the Company; or aircraft, tractors, rolling stock, trolley coaches, buses, motor coaches, automobiles, motor trucks or other vehicles (other than Fuel Transportation Facilities and Space Satellites), or materials and supplies held for the purposes of repairing or replacing (in whole or part) any of the same; or timber, minerals, mineral rights or royalties or Gas and oil Production Property, or (4) any property (other than “Space Satellites”) which is located outside the limits of the United States of America or its coastal waters or outside the limits of the Dominion of Canada or its coastal waters as the same may be now or hereafter constituted, unless such property shall be connected by transmission, distribution, pipe or other line owned by the Company with a system, line, plant or power house owned or operated by the company which is located within such limits or shall be auxiliary to property so located or connected, or (5) any property, the cost of acquiring, making or constructing which is chargeable under accepted principles of accounting to operating expenses.

The term “Fuel Transportation Facilities” shall mean railroad cars, and other railroad transportation equipment, tankers, tow boats, barges and all other kinds and types of cargo carrying vessels, used or to be used primarily for the transportation of coal, oil or other fuel.

The term “Space Satellites” shall mean any form of space satellites, space stations and other analogous facilities whether or not in the earth’s atmosphere.

The term “Gas and oil Production Property” shall mean all leases, consolidated leases and operating agreements, fee lands and other mineral interests, gas and oil rights, wells, field compressors, equipment, extraction and absorption plants and other properties and rights whether producing or non-producing, used or useful primarily and principally for the production and gathering of natural gas up to the point of connection with any gas transmission or distribution system or used or useful primarily and principally for the production, gathering or storage of oil or condensate.

9.    The modification of Section 6(e) of the Company’s Mortgage to read as follows:

“(e)    easements, ground leases, restrictions, exceptions or reservations in any property and/or rights of way of the Company for the purpose of roads, pipe lines, transmission lines, transportation lines, distribution lines, communication lines, railways, removal of coal or other minerals or timber, and other like purposes, or for the joint or common use of real property, rights of way, facilities and/or equipment, and defects, irregularities and deficiencies in titles of any property and/or rights of way which do not materially impair the use of such property and/or rights of way for the purposes for which such property and/or rights of way are held by the Company;”

10.    The modification of Section 7(A) of the Company’s Mortgage to read as follows:

“(A) the Adjusted Net Earnings of the Company for a period of twelve (12) consecutive calendar months within the eighteen (18) calendar months immediately preceding the first day of the month in which the application for the authentication and delivery under this Indenture of Bonds then applied for is made, specifying:”

11.    The modification of Section 7(A)(10) of the Company’s Mortgage to replace the phrase “fifteen per centum (15%)” with the phrase “twenty per centum (20%)” in the ninth line thereof.

12.    The modification of subdivisions (i) through (iii) of Section 7(B) of the Company’s Mortgage to read as follows:

“(i)    all bonds outstanding hereunder at the date of such certificate, except any for the payment of which the bonds applied for are to be issued; provided that, if any such series of outstanding bonds bears interest at varying rates, then the interest on such series of bonds shall be computed at the average annual rate in effect for such series during the period of twelve (12) consecutive calendar months (or any portion thereof in which bonds of such series are Outstanding) being used for the calculation of Adjusted Net Earnings; and if such outstanding bonds have been issued after the end of such twelve (12) consecutive calendar months, then computed at the initial rate upon issuance;

(ii)    all bonds then applied for in pending applications, including the application in connection with which such certificate is made, computed at the initial rate upon issuance;

(iii)    all Qualified Lien Bonds which will be outstanding immediately after the authentication of the bonds then applied for in pending applications, including the application in connection with which such certificate is made; provided that, if any Qualified Lien Bonds bear interest at varying rates, then the interest on such Qualified Lien Bonds shall be computed at the average annual rate in effect for such Qualified Lien Bonds during the period of twelve (12) consecutive calendar months (or any portion thereof in which such Qualified Lien Bonds are Outstanding) being used for the calculation of Adjusted Net Earnings; and if such Qualified Lien Bonds have been issued after the end of such last month, then computed at the initial rate upon issuance;”

13.    The addition of a new subdivision (e) to Section 8 of the Company’s Mortgage and the redesignation of former subdivision (e) so that subdivisions (e) and (f) should read as follows:

“(e)    reserving to the Company the right to create fully registered bonds that may be registered as to the payment of principal to one holder and to the payment of interest to another holder; and/or

(f)    in any other respect expressing or referring to the terms and conditions upon which such bonds are to be issued and/or secured under this Indenture.”

14.    The modification of the first and the second sentence of Section 15 of the Company’s Mortgage to read as follows:

“SECTION 15. There may be authenticated and delivered and issued from time to time in lieu of (or in exchange for) any definitive bond or bonds issued or issuable under this Indenture one or more temporary typewritten, printed, lithographed or engraved bonds substantially of the tenor of the bonds hereinbefore described, with or without one or more coupons, and with or without the privilege of registration as to principal only, or as to both principal and interest, and such temporary bond or bonds may be in such denomination or denominations as the Company may determine, as evidenced by a Resolution. Definitive bonds may be in the form of typewritten bonds, fully engraved bonds, lithographed bonds or printed bonds.”

15.    The modification of Section 25 of the Company’s Mortgage to read as follows:

“Section 25. Bonds of any one or more series may be authenticated and delivered under the provisions of this Article V upon the basis of Property Additions for a principal amount not exceeding seventy per centum (70%) of the balance of the Cost or of the fair value thereof to the Company (whichever shall be less) after making any deductions and any additions pursuant to Section 4 hereof.”

16.    The modification of Section 26 of the Company’s Mortgage to replace the phrase “ten sixths (l0/6ths)” with the phrase “ten sevenths (10/7ths)” in the eleventh line thereof.

17.    The modification of the Company’s Mortgage to replace the phrase “sixty per centum (60%)” with the phrase “seventy per centum (70%)” whenever the phrase “sixty per centum (60%)” appears in the Mortgage.

18.    The modification of Section 28(7)(b) of the Company’s Mortgage to read as follows:

“(b)    that the Company has corporate authority to operate the Property Additions in respect of which such application is made.”

19.    The modification of Section 29 of the Company’s Mortgage to delete the paragraph appearing immediately after Section 29(5).

20.    The modification in Section 37 of the Company’s Mortgage to read as follows:

“Section 37.    That it will keep or cause to be kept all the property subject to the Lien hereof insured against fire to the extent that property of similar character is usually so insured by companies similarly situated and operating like properties, to a reasonable amount, by reputable insurance companies, any loss, except as to materials and supplies and except as to any particular loss less than the greater of Four Million Dollars ($4,000,000) or two per centum (2%) of the bonds Outstanding hereunder on the date of such particular loss, to be made payable to the Corporate Trustee as the interest of the Corporate Trustee may appear, or to the trustee or other holder of any mortgage or other lien constituting a Qualified Lien or any other lien prior hereto upon property subject to the Lien hereof, if the terms thereof require losses so to be made payable; or that it will, in lieu of or supplementing such insurance in whole or in part, adopt some other method or plan of protection against loss by fire at least equal in protection to the method or plan of protection against loss by fire of companies similarly situated and operating properties subject to similar fire hazards or on which properties an equal primary fire insurance rate has been set by reputable insurance companies, and that if it shall adopt such other method or plan, it will, except as to materials and supplies and except as to any particular loss less than the greater of Four Million Dollars ($4,000,000) or two per centum (2%) of the bonds Outstanding hereunder on the date of such particular loss, pay to the Corporate Trustee on account of any loss sustained by reason of the destruction or damage of such property by fire, an amount of cash equal to such loss less any amounts otherwise paid to the Corporate Trustee, or to the trustee or other holder of any mortgage or other lien constituting a Qualified Lien or any other lien prior hereto upon property subject to the Lien hereof, if the terms thereof require losses so to be paid. Any amounts of cash so required to be paid by the Company pursuant to any such method or plan shall for the purposes of this Indenture be deemed to be proceeds of insurance. In case of the adoption of such other method or plan of protection, the Company shall also furnish to the Corporate Trustee a certificate of an actuary or other qualified person appointed by the Company with respect to the adequacy of such method or plan. There shall be delivered to the Corporate Trustee, on or before October 1 of each year and also whenever the Corporate Trustee shall make request therefor a detailed statement, signed by the Treasurer or an Assistant Treasurer of the Company, of any fire insurance policies then outstanding and in force upon the aforesaid property, or any part thereof, including, or by reference to former statements including, the names of the insurance companies which have issued the policies and the amounts and expiration dates thereof, together with a detailed statement, signed by the Treasurer or an Assistant Treasurer    of the Company, of such other method or plan, if any.

All moneys paid to the Corporate Trustee by the company in accordance with this Section or received by the Corporate Trustee as proceeds of any insurance against loss by fire shall, subject to the requirements of any mortgage constituting a Qualified Lien or any other lien prior hereto upon property subject to the Lien hereof, be held by the Corporate Trustee and, subject as aforesaid, shall be paid by it to the

Company to reimburse the Company for an equal amount spent in the rebuilding or renewal of the property destroyed or damaged, upon receipt by the Corporate Trustee of (1) an officer’s certificate requesting such reimbursement, (2) an Engineer’s Certificate stating the amounts so expended and the nature of such rebuilding or renewal and the fair value to the Company of the property rebuilt or renewed and if

(A)    within six months prior to the date of acquisition thereof by the Company, such property has been used or operated, by a person or persons other than the Company, in a business similar to that in which it has been or is to be used or operated by the Company, and

(B)    the fair value to the Company of such property as set forth in such Engineer’s Certificate is not less than Twenty-five Thousand Dollars ($25,000) and not less than one per centum (1%) of the aggregate principal amount of the bonds at the time outstanding under this Indenture, the Engineer making such certificate shall be an independent Engineer, and (3) and opinion of Counsel that the property so rebuilt or renewed is subject to the Lien hereof to the same extent as was the property so destroyed or damaged, provided, however, that to the extent that moneys paid by the Corporate Trustee to the Company for reimbursement, as aforesaid, shall represent the proceeds of property that was not Funded Property destroyed or damaged by fire, the property so rebuilt or renewed (for which reimbursement is so made), shall not be deemed to be Funded Property.

Any such money not so applied within eighteen (18) months after its receipt by the Corporate Trustee, or in respect of which notice in writing of intention to apply the same to the work of rebuilding or renewal then in progress and uncompleted shall not have been given to the Corporate Trustee by the Company within such eighteen (18) months, or which the Company shall at any time notify the Corporate Trustee is not to be so applied, shall thereafter be withdrawn, used or applied in the manner, to the extent and for the purposes and subject to the conditions provided in Section 61 hereof.”

21.    The elimination of Section 39 of the Company’s Mortgage and any references to said Section 39 wherever they appear in the Mortgage or any indenture supplemental thereto.

22.    The elimination of Section 40 of the Company’s Mortgage and any references to said Section 40 wherever they appear in the Mortgage or in any indenture supplemental thereto.

23.    Modification of Section 58 of the Company’s Mortgage by deleting the word “and” at the end of subdivision (2), replacing the period at the end of subdivision (3) with a semicolon, and adding the following subdivision (4) at the end of Section 58 to read as follows:

“and (4) grant, free from the Lien of this Indenture, and effect the subordination of the Lien of this Indenture to, easements, ground leases or rights of way in, upon, over and across the property or rights of way of the Company for the purpose of roads, pipe lines, transmission lines, transportation lines, distribution lines, communication lines, railways, removal of coal or other minerals or timber, and other like purposes, or for the joint or common use of real property, rights of way, facilities and/or equipment; provided that such grant does not materially impair the use of the property or rights of way for the purposes for which such property or rights of way are held by the Company.”

24.    Modification of Section 59 of the Company’s Mortgage as follows:

Amending subdivision (1) of Section 59 of the Company’s Mortgage to read as follows:

“Officer’s Certificate describing in reasonable detail the property to be released and requesting such release;”

Amending subdivision(3)(b) and (c) of Section 59 of the Company’s Mortgage to read as follows:

“(b) (i) the fair value and (ii) the Cost (or as to Property Additions constituting Funded Property of which the fair value to the Company at the time the same became Funded Property was less than the cost as determined pursuant to Section 4 hereof, then such fair value in lieu of Cost), in the opinion of the signers, of the property (or securities) to be released; (c) the Cost (or as to Property Additions constituting Funded Property of which the fair value to the Company at the time the same became Funded Property was less than the Cost as determined pursuant to Section 4 hereof, then such fair value in lieu of Cost), in the opinion of the signers, of any portion thereof that is Funded Property;”

Amending the first six lines of subdivision (4) of Section 59 of the Mortgage to read as follows:

“(4)    an amount in cash, to be held by the Corporate Trustee as part of the Mortgaged and Pledged Property, equivalent to the amount, if any, by which the Cost (or as to Property Additions constituting Funded

Property of which the fair value to the Company at the time the same became Funded Property was less than the Cost as determined pursuant to Section 4 hereof, then such fair value in lieu of cost) of the property to be released, as specified in the Engineer’s Certificate provided for in subdivision (3) above, exceeds the aggregate of the following items:”

Amending Subdivision 4(b) of Section 59 of the Mortgage to delete the following provision:

“provided, however, that no such application for release may be based in whole or in part upon Property Additions acquired, made or constructed more than five years prior to the last day of the calendar month immediately preceding the date of such application, and”

and to replace the phrase “provided, further” immediately following the above provision with the phrase “provided, however”.

Amending Subdivision 4(c) of Section 59 of the Company’s Mortgage to add the phrase “ten-sevenths (10/7ths) of” before the phrase “the principal amount” in the first line thereof.

25.    Modification of Section 60 of the Company’s Mortgage as follows:

Amending the sixteenth line of the first sentence of Section 60 of the Mortgage to replace the phrase “Fifty Thousand Dollars ($50,000).” with the phrase “Four Million Dollars ($4,000,000) or one per centum (1%) in principal amount of the bonds then outstanding hereunder, whichever shall be greater.”

Amending Section 60 of the Mortgage by inserting “(I)” before the word “Unless” in the first line thereof, and by adding the following Subsection(II) at the end of Section 60:

“(II)    Unless the Company is in default in the payment of the interest on any bonds then Outstanding hereunder or one or more of the Defaults defined in Section 65 hereof shall have occurred and be continuing, the Company may obtain the release of any of the Mortgaged and Pledged Property that is not Funded Property, except cash then held by the Corporate Trustee (provided, however, that Qualified Lien Bonds deposited with the Corporate Trustee shall not be released or surrendered except as provided in Article IX hereof and obligations secured by purchase money mortgage deposited with the Corporate Trustee shall not be released except as provided in section 61 hereof), and the Corporate Trustee shall release all its right, title and interest in and to the same from the Lien hereof upon application of the Company and receipt by the Corporate Trustee of the following (in lieu of complying with the requirements of Section 59 hereof):

(1)    an Officer’s Certificate complying with the requirements of Section 121 hereof and describing in reasonable detail the property to be released and requesting such release, and stating:

(a)    that the Company is not default in the payment of interest on any bonds then outstanding hereunder and that no Default has occurred and is continuing;

(b)    that the Company has sold, leased, granted an interest in, exchanged, dedicated or disposed of, or intends or has agreed to sell, lease, grant an interest in, exchange, dedicate or dispose of or that a governmental body or agency has exercised a right to order the Company to divest itself of, the property to be released;

(c)    that the property to be released is not Funded Property;

(d)    that (except in any case where a governmental body or agency has exercised a right to order the Company to divest itself of such property) such release is in the opinion of the signers desirable in the conduct of the business of the Company; and

(e)    the amount of cash and/or principal amount of obligations secured by purchase money mortgage received or to be received for any portion of said property sold to any Federal, State, County, Municipal or other governmental bodies or agencies or public or semi-public corporations, districts, or authorities;

(2)    an Engineer’s Certificate made and dated not more than ninety (90) days prior to the date of such application, stating:

(a)    the fair value, in the opinion of the signers, of the property (or securities) to be released;

(b)    that in the opinion of the signers such release will not impair the security under this Indenture in contravention of the provisions hereof; and

(c)    that the Company has Property Additions constituting property that is not Funded Property (not including the Property Additions then being released) of a Cost or fair value to the Company (whichever is less) of not less than one dollar ($1) (after making any deductions and any additions pursuant to the provisions of Section 4 hereof);

(3)    an Opinion of Counsel complying with the requirements of Section 121 hereof and stating that all conditions precedent provided for in this Indenture relating to the release of the property in question have been complied with; and

(4)    in case the Corporate Trustee is requested to release any franchise, an Opinion of Counsel complying with the requirements of Section 121 hereof and stating that in his or their opinion such release will not impair to any material extent the right of the Company to operate any of its remaining properties.”

26.    Modification of Section 61 of the Company’s Mortgage to delete the following provision from subsection (1):

“provided, however, that no such withdrawal of cash representing the proceeds of insurance on or the release of property or securities or payment of or on account of obligations secured by purchase money mortgages may be based in whole or in part upon Property Additions acquired, made or constructed more than five years prior to the last day of the calendar month immediately preceding the receipt by the Corporate Trustee of such cash, and”

and to replace the phrase “provided further” immediately following the above provision with the phrase “;provided, however,”

27.    Modification of Section 61 of the Company’s Mortgage as follows:

To add the phrase “ten-sevenths (10/7ths) of” after the phrase “equal to” in the second line of subdivision (2).

To add the following language after the phrase “provided, however, that” in the eighth line of subdivision (2):

“cash deposited with the Corporate Trustee pursuant to Section 30 hereof may be withdrawn on the basis of this subdivision (2) only in an amount equal to the principal amount of each such bond or fraction thereof; and provided, further, that”

28.    Modification of Section 112 of the Company’s Mortgage to read as follows:

“The holders of

(a)    a majority in principal amount of the bonds outstanding hereunder when such meeting is held, or

(b)    if the action proposed adversely affects the rights of one or more, but less than all, series of bonds then outstanding, then at least a majority in principal amount of only those bonds so to be adversely affected and outstanding hereunder must be present at such meeting in person or by proxy in order to constitute a quorum for the transaction of business, less than a quorum, however, having power to adjourn.”

29.    Modification of Section 113 of the Company’s Mortgage to amend lines six through thirteen thereof by replacing the phrase

“but only by resolution duly adopted by the affirmative vote of the holders of sixty-six and two-thirds per centum (66 2/3%) or more in principal amount of the bonds Outstanding hereunder, and, if the rights of one or more but less than all, series of bonds then Outstanding are to be affected by action taken at such meeting, then also by affirmative vote of the holders of at least sixty-six and two-thirds per centum (66 2/3%) in principal amount of each series of bonds so to be affected and Outstanding hereunder,”

with the phrase

“but only by resolution duly adopted by the affirmative vote of the holders of a majority in principal amount of the bonds outstanding hereunder, but, if the rights of one or more, but less than all, series of bonds then Outstanding are to be adversely affected by action taken at such meeting, then by affirmative vote of the holders of a majority in principal amount of only those bonds so to be adversely affected and outstanding hereunder,”

30.    Modification of Section 116(A) of the Company’s Mortgage to read as follows:

“Section 116. (A)Anything in this Article contained to the contrary notwithstanding, the Corporate Trustee shall receive the written consent (in any number of instruments of similar tenor executed by bondholders or by their attorneys appointed in writing) of the holders of a majority in principal amount of the bonds Outstanding hereunder, but, if the rights of one or more, but less than all, series of bonds then Outstanding are to be adversely affected by action taken pursuant to such consent, then by consent of the holders of a majority in principal amount of only those bonds so to be adversely affected and outstanding hereunder (at the time the last such needed consent is delivered to the Corporate Trust) in lieu of the holding of a meeting pursuant to this Article and in lieu of all action at such a meeting and with the same force and effect as a resolution duly adopted in accordance with the provisions of Section 113 hereof.”

31.    Modification of Section 118 of the Company’s Mortgage to replace the phrase “Resolution” with the phrase “Officer’s Certificate” in the seventh line of the first sentence thereof.

32.    Modification of Section 119 of the Company’s Mortgage to replace the phrase “six (6) years” with the phrase “two (2) years” in the thirteenth line thereof.

33.     Modifications necessary in order to cause there to be excluded from the Mortgaged and Pledged Property and the Lien of the Company's Mortgage at all times, including, without limitation, in the event and following the date that either or both of the Trustees or a receiver or trustee shall enter upon and take possession of the Mortgaged and Pledged Property in the manner provided in Article XIII of the Company's Mortgage by reason of the occurrence of a Default as defined in Section 65 thereof, all of the Company’s right, title and interest, whenever arising or acquired, in, to and under all accounts (as defined in the Uniform Commercial Code as in effect from time to time in the State of New York), all accounts receivable, all payments for goods sold or leased or for services rendered (whether or not they have been earned by performance), all rights in any merchandise or goods which any of the foregoing may represent, all rights, title, security and guaranties with respect to any or all of the foregoing, and all proceeds (as defined in the Uniform Commercial Code as in effect from time to time in the State of New York) of, and all collections from or with respect to, any or all of the foregoing.